                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                       SIZELER PROPERTY INVESTORS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------



    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


    (5) Total fee paid:

    ---------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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Notes:

                        SIZELER PROPERTY INVESTORS, INC.
                            2542 WILLIAMS BOULEVARD
                            KENNER, LOUISIANA 70062

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 11, 1995

To the Stockholders:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sizeler Property Investors, Inc. (the "Company") will be held at the City Club of New Orleans, 1515 Poydras Street, New Orleans, Louisiana, on Thursday, May 11, 1995, at 10:00 a.m., New Orleans time, for the following purposes:

    1. To elect two directors to serve until the annual meeting of stockholders in 1998 or until their successors are duly elected and qualified.

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only stockholders of record at the close of business on March 30, 1995 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be open for inspection by any stockholder for any purposes germane to the meeting for ten days prior to the meeting during ordinary business hours at the principal office of the Company, 2542 Williams Boulevard, Kenner, Louisiana 70062.

  The Company's Board of Directors would like to have as many stockholders as possible present or represented at the Annual Meeting. If you are unable to attend in person, please vote, sign, date and return your enclosed proxy card promptly so that your shares may be voted. Postage is not required for mailing in the United States. The Company will reimburse stockholders mailing proxy cards from outside the United States for the cost of mailing.

                                         By Order of the Board of Directors

                                         JOHN J. GILLULY, JR.
                                         Vice-President and Secretary

DATE: April 3, 1995


 STOCKHOLDERS ARE URGED TO VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                                                   April 3, 1995


                        SIZELER PROPERTY INVESTORS, INC.
                            2542 WILLIAMS BOULEVARD
                            KENNER, LOUISIANA 70062

                               ----------------

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 11, 1995

  The following information is furnished in connection with the Annual Meeting of Stockholders of Sizeler Property Investors, Inc. (the "Company") to be held on Thursday, May 11, 1995, at 10:00 a.m., New Orleans time, at the City Club of New Orleans, 1515 Poydras Street, New Orleans, Louisiana (the "Meeting"). A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1994 accompanies this Proxy Statement. Additional copies of the Annual Report, Notice, Proxy Statement and form of proxy may be obtained from the Company's Secretary, 2542 Williams Boulevard, Kenner, Louisiana 70062. This Proxy Statement will first be sent to stockholders on or about April 3, 1995.

                    SOLICITATION AND REVOCABILITY OF PROXIES

  The enclosed proxy for the Meeting is being solicited by the directors of the Company. Any person giving a proxy may revoke it any time prior to its exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy may also be revoked by a stockholder attending the Meeting, withdrawing the proxy and voting in person.

  The cost of soliciting the proxies on the enclosed form will be paid by the Company. In addition to the use of the mails, proxies may be solicited by the directors and their agents (who will receive no additional compensation therefor) by means of personal interview, telephone or facsimile, and it is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals. The Company has retained Beacon Hill Partners, Inc. ("Beacon Hill") to assist with the solicitation of proxies and will pay Beacon Hill a fee of $3,000 plus reimbursement of out of pocket expenses for its services.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  The record date for determining shares of Common Stock, $.01 par value per share ("Shares"), entitled to vote at the Meeting has been fixed at the close of business on March 30, 1995. On that date there were 8,927,319 Shares outstanding, entitled to one vote each.

  The presence, in person or by properly executed proxy, of the holders of Shares entitled to cast a majority of the votes entitled to be cast by the holders of all outstanding Shares is necessary to constitute a quorum. Shares represented by a properly signed, dated and returned proxy will be treated as present at the meeting for purposes of determining a quorum. Proxies relating to "street name" Shares that are voted by brokers will be counted as Shares present for purposes of determining the presence of a quorum, but will not be treated as Shares having voted at the Meeting as to any proposal as to which the broker does not vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  To the best of the Company's knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) owned beneficially, as of March 1, 1995, more than five percent of the outstanding Shares except as described in the following table:

                                                        AMOUNT AND
                                                        NATURE OF    PERCENTAGE
NAME AND ADDRESS                                        BENEFICIAL    OF SHARES
OF BENEFICIAL OWNER                                     OWNERSHIP    OUTSTANDING
- -------------------                                     ----------   -----------
American Express Financial Advisors, Inc. .............  980,500(1)     11.0%
IDS Tower 10
Minneapolis, Minnesota 55440
Cohen & Steers Capital Management, Inc. ...............  805,400(2)      9.0
757 Third Avenue, 16th Floor
New York, New York 10017
The Dreyfus Corporation................................  742,115(3)      8.3
200 Park Avenue
New York, New York 10166
Mellon Bank Corporation................................  633,000(4)      7.1
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258
Merrill Lynch & Co., Inc. .............................  623,240(5)      6.6
World Financial Center
North Tower
New York, New York 10281
LaSalle Advisors Limited Partnership...................  459,070(6)      5.1
11 South LaSalle Street
Chicago, Illinois 60303

- --------
(1) Based upon an Amended Schedule 13G dated December 31, 1994 filed with the SEC by American Express Financial Advisors, Inc. ("AEFA"), and its parent company, American Express Company, indicating that AEFA had shared dispositive power with respect to 980,500 Shares. AEFA may be deemed to own more than 9.9% of the Company's outstanding Shares, which would be in excess of certain ownership limitations set forth in the Company's Restated Certificate of Incorporation, as amended. AEFA has made certain representations to the Company concerning the Shares beneficially owned by it, and based upon such representations, the Company has indicated it will raise no objection under the restriction on ownership provisions contained in the Restated Certificate of Incorporation, as amended.

(2) Based upon an Amended Schedule 13G dated January 18, 1995 filed with the SEC by Cohen & Steers Capital Management, Inc., a registered investment adviser ("Cohen & Steers"), indicating that Cohen & Steers has sole dispositive power with respect to 805,400 Shares, including 669,400 Shares with respect to which it has sole voting power.
(3) Based upon an Amended Schedule 13G dated February 10, 1994 filed with the SEC by The Dreyfus Corporation ("Dreyfus"), which indicated that Dreyfus had shared voting and dispositive power with respect to 742,115 Shares.
(4) Based upon a Schedule 13G dated February 2, 1995 filed with the SEC by Mellon Bank Corporation ("Mellon"), which indicated that Mellon had sole voting power with respect to 632,000 Shares and shared voting power with respect to 1,000 Shares, which include 274,000 Shares with respect to which Mellon has sole dispositive power and 359,000 Shares with respect to which it has shared dispositive power.
(5) Based upon a Schedule 13G dated February 10, 1995 filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc. ("Merrill"), which indicated that Merrill had shared voting and dispositive power with respect to 623,240 Shares, including 538,440 Shares issuable upon the conversion of $7,000,000 principal amount of the Company's 8% Convertible Subordinated Debentures due 2003.
(6) Based upon a Schedule 13G dated February 14, 1995 filed with the SEC by LaSalle Advisors Limited Partnership ("LaSalle"). The Schedule 13G indicates that the 459,070 Shares beneficially owned by LaSalle include (i) 170,600 Shares with respect to which LaSalle has sole voting and dispositive power, (ii) 147,366 Shares with respect to which LaSalle shared voting power and (iii) 288,420 Shares with respect to which LaSalle has shared dispositive power.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the Shares beneficially owned as of January 17, 1995 by each director, nominee for director and by the directors and officers of the Company as a group. Unless otherwise stated, each person has sole voting and investment power with respect to the Shares set forth in the table.

                                                    NUMBER OF SHARES PERCENTAGE
                                                      BENEFICIALLY    OF SHARES
                                                         OWNED       OUTSTANDING
                                                    ---------------- -----------
Thomas S. Davidson.................................      40,500(1)       .45%
Paul B. Firstenberg................................      14,000(3)       .16
Francis L. Fraenkel................................     111,050(3)      1.24
Harold B. Judell...................................      42,983(4)       .48
Sidney W. Lassen...................................     409,598(5)      4.58
Thomas A. Masilla, Jr..............................      21,100(6)       .24
James W. McFarland.................................       5,000(7)       .05
Richard L. Pearlstone..............................      50,098(8)       .56
Theodore H. Strauss................................       8,850(9)       .09
All directors and officers as a group..............     733,179(10)     8.06

- --------
 (1) Mr. Davidson holds 5,000 of these Shares as co-trustee for the benefit of the wife of Sidney W. Lassen and 5,000 Shares as co-trustee for the benefit of Mr. Lassen's brother-in-law. Includes 25,000 Shares Mr. Davidson has the right to purchase pursuant to exercisable options granted under the Sizeler Property Investors, Inc., 1986 Stock Option Plan, as amended (the "1986 Option Plan").
 (2) Represents Shares that Mr. Firstenberg has the right to acquire pursuant to exercisable options granted under the 1986 Option Plan.
 (3) Mr. Fraenkel has sole voting power with respect to 7,750 Shares and sole dispositive power with respect to 97,300 Shares. Includes 6,000 Shares Mr. Fraenkel has the right to purchase pursuant to exercisable options granted under the 1986 Option Plan.

 (4) Includes (i) 15,000 Shares Mr. Judell has the right to purchase pursuant to exercisable options granted under the 1986 Option Plan and (ii) an option to purchase 693 Shares granted to Mr. Judell under the Sizeler Property Investors, Inc. 1989 Director's Stock Option Plan, as amended (the "1989 Option Plan").
 (5) These Shares include (i) 6,000 Shares owned by the Company's deferred compensation account for the benefit of Mr. Lassen; (ii) 45,000 Shares Mr. Lassen has the right to acquire pursuant to exercisable options granted under the 1986 Stock Option Plan; and (iii) 67,500 Shares owned directly by Sizeler Realty Co., Inc. ("Sizeler Realty"), of which Mr. Lassen is the Chief Executive Officer and a 20% stockholder (the remaining stock of Sizeler Realty is owned by members of the families of Mr. Lassen and his wife). These Shares do not include (i) 50,000 Shares subject to options granted to Mr. Lassen under the 1986 Option Plan, which options are not yet exercisable; (ii) 11,800 Shares with respect to which Mr. Lassen's daughter, Jill L. Davis Botnick, has voting and investment power; (iii) 50,000 Shares owned by the estate of Mr. Lassen's father-in-law, A. Louis Sizeler; (iv) 5,000 Shares held in trust for the benefit of Mr. Lassen's wife; (v) 5,000 Shares held by Mr. Lassen's wife as co-trustee for the benefit of her brother, I. William Sizeler; or (vi) 25,000 Shares owned by
     I. William Sizeler. Except with respect to the Shares subject to Mr. Lassen's option, Mr. Lassen disclaims beneficial interest in, and voting or investment power over, the Shares described in the preceding sentence.
 (6) Includes 21,000 Shares Mr. Masilla has the right to purchase pursuant to exercisable options granted under the 1986 Option Plan.
 (7) Includes 5,000 Shares Dr. McFarland has the right to purchase pursuant to exercisable options granted under the 1986 Option Plan.
 (8) Mr. Pearlstone shares voting and investment power over 12,000 of these Shares as co-trustee of certain trusts and has an economic interest in another 12,000 of these Shares as the beneficiary of certain trusts. Includes 21,000 Shares Mr. Pearlstone has the right to purchase pursuant to exercisable options granted under the 1986 Option Plan.
 (9) Includes 6,000 Shares Mr. Strauss has the right to purchase pursuant to exercisable options granted under the 1986 Option Plan.
(10) See notes (1) through (9) above.

                            1. ELECTION OF DIRECTORS

INFORMATION CONCERNING DIRECTORS

  The Company's Restated Certificate of Incorporation, as amended, provides that the number of directors shall be not less than five and not more than fifteen and that the directors shall be divided into three classes containing as nearly equal a number of directors as possible, with one class standing for election each year. The Board has set the number of directors at eight effective at the Meeting, and two of those directors are to stand for election at the Meeting. Each person so elected will serve until the annual meeting of stockholders in 1998 or until his successor is duly elected and shall qualify. The affirmative vote of a plurality of the Shares present at the Meeting is necessary for election of a director. One of the Company's directors, Paul B. Firstenberg, whose term expires at the Meeting, has decided not to stand for election.

  The directors recommend a vote FOR the directors standing for election listed below. Unless instructed otherwise, proxies will be voted FOR these nominees. Although the directors do not contemplate that any of the nominees listed below will be unable to serve, if such a situation arises prior to the Meeting, the enclosed proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

  The following table sets forth information regarding the directors standing for election and directors whose terms continue beyond the Meeting.

    NAME, TENURE AND
  POSITION(S) WITH THE               PRINCIPAL OCCUPATION AND BUSINESS
        COMPANY          AGE         EXPERIENCE FOR PAST FIVE YEARS(1)
  --------------------   ---         ---------------------------------

                        DIRECTORS STANDING FOR ELECTION

Harold B. Judell........  80 Senior partner in the law firm of Foley & Judell.
 Director since 1986
Richard L. Pearlstone ..  47 Executive Vice-President of Delta Properties, Inc.
 Director since 1986          (commercial real estate development); Chairman of
                              the Board of Cross Keys Asset Management, Inc.
                              (investment advisors).
                     DIRECTORS WHOSE TERMS EXPIRE IN 1996
Thomas S. Davidson......  60 President of the Company since 1986; President of
 President and Director       Sizeler Realty Co., Inc. (real estate services).
 since 1986
Sidney W. Lassen........  60 Private investor and developer of regional
 Chairman of the Board,       shopping centers, apartments and office
 Chief Executive Officer      buildings; Chairman of the Board and Chief
 and Director since 1986      Executive Officer of the Company since 1986;
                              Chairman of the Board and Chief Executive Officer
                              of Sizeler Realty Co., Inc.; Acting President,
                              Chairman of the Board and Chief Executive Officer
                              of Hibernia Corporation and Hibernia National
                              Bank from 1991 to 1992.
Francis L. Fraenkel.....  62 President of Delta Capital Management, Inc.
 Director since 1993          (investment management) since 1992; Managing
                              Director of Solomon Brothers (investment banking)
                              from 1990 to 1992; Chairman and Chief Executive
                              Officer of Lehman Management Company (investment
                              management) prior thereto.
                     DIRECTORS WHOSE TERMS EXPIRE IN 1997
Thomas A. Masilla, Jr...  48 Vice-Chairman of the Company since 1994;
 Vice Chairman since          consultant to the Company from 1992 to 1994;
 1994 and Director since      consultant to Sizeler Realty Co., Inc. since
 1986                         1992; Consultant since 1991; Chairman of the
                              Board of Hibernia National Bank until 1991;
                              Treasurer of Hibernia Corporation (bank holding
                              company) until 1991.
James W. McFarland......  49 Dean of A.B. Freeman School of Business, Tulane
 Director since 1994          University.
Theodore H. Strauss.....  70 Senior Managing Director with Bear, Stearns & Co.
 Director since 1993          Inc.

- --------
(1) Unless otherwise stated, each director has held the positions indicated for at least the past five years.

OTHER DIRECTORSHIPS

  The directors of the Company serve on the Boards of Directors or the Boards of Trustees of the following publicly-held companies:

  DIRECTOR                                    COMPANY
  --------                                    -------
Harold B. Judell............................. Cellular Information Systems, Inc.
                                              EastGroup Properties
Francis L. Fraenkel.......................... Universal Heights, Inc.
Sidney W. Lassen............................. Hibernia Corporation
                                              The Parkway Company
Theodore H. Strauss ......................... Clear Channel Communications, Inc.
                                              Hollywood Casino Corp.
                                              Sport Supply Group, Inc.

COMMITTEES AND MEETING DATA

  The Executive Committee of the Board of Directors consists of Messrs. Davidson, Judell, Lassen, Masilla and Strauss. It has all the authority of the Board of Directors (except for action relating to certain fundamental corporate changes) between Board meetings, including the authority to declare a dividend and to authorize the issuance of stock. The Executive Committee met once during 1994.

  The Audit Committee of the Board of Directors consists of Messrs. Fraenkel, Judell, McFarland and Pearlstone. The Audit Committee met once during 1994. Its functions are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective action; review and monitor the Company's policies regarding business ethics and conflicts of interests; discuss with management and the independent accountants the Company's draft annual financial statements and key accounting and/or reporting matters; and review the activities and recommendations of the Company's financial staff.

  During 1994, the Compensation Committee consisted of Messrs. Firstenberg, Judell and Masilla. The Compensation Committee met twice during 1994. The function of the Compensation Committee is to review the compensation program for executive officers and to administer the Company's 1986 Stock Option Plan.

  The Company does not have a separate nominating committee or any committee performing a similar function.

  During 1994 the full Board of Directors met on four occasions. The average attendance of all directors at Board and Committee meetings was 98%.

SECTION 16 COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires that directors, officers and more than 10 percent shareholders of the Company file reports with the Securities and Exchange Commission within the first 10 days of the month following any purchase or sale of Shares. During 1994, one director, Theodore
H. Strauss, inadvertently failed to file one such report in a timely manner.

EXECUTIVE OFFICERS

  The following is a listing of the Company's executive officers:

    NAME, TENURE AND
  POSITION(S) WITH THE                PRINCIPAL OCCUPATION AND BUSINESS
         COMPANY          AGE           EXPERIENCE FOR PAST FIVE YEARS
  --------------------    ---         ---------------------------------
Sidney W. Lassen.........  60 See table under "Information Concerning
 Chairman of the Board         Directors."
 and Chief Executive
 Officer since 1986
Thomas A. Masilla, Jr. ..  48 See table under "Information Concerning
 Vice-Chairman of the          Directors."
 Board since 1994
Thomas S. Davidson.......  60 See table under "Information Concerning
 President since 1986          Directors."
John J. Gilluly, Jr. ....  48 Vice-President and Treasurer of the Company since
 Vice-President and            1986 and Secretary since 1993; Executive Vice-
 Treasurer since 1986 and      President of Sizeler Realty Co., Inc. (real
 Secretary since 1993          estate services) since 1975.

                             EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table contains information with respect to the annual and long-term compensation for the years ended December 31, 1994, 1993 and 1992 for the Company's chief executive officer who is the only executive officer of the Company who received cash compensation in excess of $100,000 (the "Named Officer").

                                   ANNUAL            LONG TERM         ALL OTHER
                                COMPENSATION    COMPENSATION AWARDS COMPENSATION(3)
                              ----------------- ------------------- ---------------
   NAME AND PRINCIPAL
        POSITION         YEAR  SALARY  BONUS(1)     OPTIONS(2)
   ------------------    ---- -------- -------- -------------------
Sidney W. Lassen........ 1994 $250,000    --             -0-            $25,000
 Chairman of the Board   1993  220,000    --          50,000                -0-
  and Chief
 Executive Officer       1992  100,000    --             -0-                -0-

- --------
(1) The Company's Compensation Committee has not determined the amount, if any, of the discretionary bonus payable to the Named Officer with respect to 1994 under the Company's Incentive Award Plan.
(2) These options were granted under the Company's 1986 Stock Option Plan, as amended.
(3) This amount was paid under a non-elective deferred compensation agreement with Mr. Lassen, pursuant to which an amount of deferred compensation is credited annually to a bookkeeping account maintained for him. Upon the officer's retirement at age 65, earlier termination of employment or death, the Company will pay him his vested interest in his account. His interest vests over a three-year period.

  Option Grants. No option grants were made to the Named Officer during 1994.

  Option Exercises and Fiscal Year End Option Values. The Named Officer did not exercise any options during 1994. The following table shows information with respect to the value of unexercised options as of December 31, 1994. Valuation calculations are based on the closing price of the Company's stock on the New York Stock Exchange on December 31, 1994 ($10.50).

                               NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                             OPTIONS/SARS AT DECEMBER  IN-THE-MONEY OPTIONS/SARS
                                     31, 1994            AT DECEMBER 31, 1994
  NAME                       EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
  ----                       ------------------------- -------------------------
Sidney W. Lassen............       45,000/50,000              $17,500/$0

  Agreements with Executive Officers. The Company has entered into an agreement with each of its executive officers, effective January 1, 1994. Each agreement has a two-year term that is extended automatically each month so that the remaining term of the agreement is 24 months. Each officer is entitled to a minimum base salary under his agreement ($250,000 for Mr. Lassen, and less than $100,000 each for Messrs. Davidson and Gilluly). The Board may terminate an agreement at any time with no further obligation upon a finding that an officer has breached or neglected his duties, and an officer may resign at any time upon 30 days' notice. The Board may also terminate an agreement at any time without cause; in that event, or upon death or disability, the officer is entitled to continued salary and benefits for 24 months. Provisions for termination of employment upon a change of control supersede the agreements' regular termination provisions. Change in control is defined, subject to various qualifications, as the acquisition by a person or group of beneficial ownership of 20 percent or more of the Shares, together with a change in the composition of a majority of the Board. If, within 24 months of a change of control, either the Company terminates an officer's employment for reasons other than cause (as defined) or disability, or the officer resigns because of certain changes in the circumstances of his employment, the officer is entitled to a severance benefit equal to the lesser of (i) the amount deductible by the Company under section 280G of the Internal Revenue Code of 1986, as amended, or
(ii) a multiple of the sum of his annual salary and one-half the amount of the bonuses and non-elective deferred compensation paid or credited to him in the past 24 months (which multiple is 2.0 for Mr. Lassen and 2.9 for Messrs. Davidson and Gilluly), plus continuation of life and health insurance benefits for 24 months.

  COMPENSATION COMMITTEE REPORT. During 1994, the members of the Company's Compensation Committee were Messrs. Firstenberg, Judell and Masilla. During 1993, the Compensation Committee, in carrying out its normal functions, retained an independent consultant, and in conjunction with such consultant conducted a comprehensive review of the Company's compensation policies and practices. After the review, the Compensation Committee decided that the primary goals of the Company's compensation policies should be as follows:

  . To provide total compensation opportunities for executive officers which are competitive with those provided to persons in similar positions in companies with which the Company competes for employees.

  . To strengthen the mutuality of interest between management and shareholders through the use of incentive compensation directly related to corporate performance and through the use of stock-based incentives that result in increased Share ownership by executive officers.

  . To ensure that the available retirement and capital accumulation programs will provide for sufficient income to allow management to retire.

  As a result of this study, the Company adopted effective January 1, 1994 the agreements with officers and Non-Elective Deferred Compensation Agreements which are described elsewhere in this Proxy Statement. The Company also adopted an Incentive Award Plan effective January 1, 1994. The Compensation Committee believes that the employment agreements provide the Company's executive officers with sufficient compensation and security in their present positions. The Non-Elective Deferred Compensation Agreement provides future benefits to the executive officers for retirement. The Compensation Committee believes that the Incentive Award Plan will align the interests of the executive officers with those of the shareholders by (i) basing incentive awards on funds from operations per share, which the Company and the real estate investment trust analysts believe to be an important measure of the financial performance of a real estate investment trust and (ii) paying 50% of each incentive award in Shares. The Incentive Award Plan also grants the Compensation Committee discretion to make awards less than those indicated by the Incentive Award Plan's targets if the Compensation Committee believes that reduction is appropriate. The Compensation Committee will continue to evaluate the above plan and agreements to evaluate whether they are providing the incentives for which they were intended.

  The Compensation Committee believes that the main purpose of base compensation is to produce sufficient compensation to the executive officers of the Company relative to salary levels for other real estate investment trusts and the officers' levels of responsibility. With respect to Mr. Lassen, the Company's chief executive officer, the Committee considered a number of factors in setting the compensation set forth in the agreement with him, the most important of which were the level of compensation paid to chief executive officers of other real estate investment trusts the same relative size as the Company (the Company's size has increased significantly over recent years through acquisitions of new properties), the success of the Company's recent program of acquiring new properties, the strategy for which was developed under Mr. Lassen's direction, and his importance to the Company's efforts to raise capital in the public markets.

  In determining compensation to be paid to the executive officers of the Company in 1994, the Compensation Committee designed its compensation policies to align the interests of the executive officers of the Company with the Company's business strategy. These policies are intended to reward executives for implementing the Company's long-term strategic plan and for enhancing shareholder value, while at the same time providing sufficient compensation to executives so that the Company can retain the services of executives whose abilities are critical to the Company's long-term success. In 1994, the compensation program for executive officers consisted of cash compensation in the form of base salary. The Compensation Committee has not made a determination whether to pay the officers of the Company incentive awards under the Company's Incentive Award Plan for 1994. The Company did not grant any executive officer options or other equity-based incentive compensation during 1994.

                                          PAUL B. FIRSTENBERG
                                          HAROLD B. JUDELL
                                          THOMAS A. MASILLA

  This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement and any portion thereof into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

  Performance Comparison. Set forth below is a line graph comparing the percentage change in the cumulative return to shareholders of the Company's Shares over the five years ended December 31, 1994 against the cumulative return of the Standard & Poor's 500 and a Peer Group. Prior to this proxy statement, the Company used the Equity REIT Index prepared by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's All REIT Index as peer group indices. Because the NAREIT indices previously used are very broad in nature and include share performance information on virtually all types of REITs in the industry, the Company believes that its share performance should be compared with a group consisting of the Company's peers on a line-of-business basis. For analytical purposes, the Company is generally referred to as a "diversified REIT" by industry analysts. Accordingly, the Company subscribed to a service provided by a national research and publishing firm, specializing in the collection and dissemination of financial data, to produce an index of diversified REITs for use in the comparison of the Company's share performance for the five-year period ended December 31, 1994. This peer group index is composed of companies listed in the footnote below.

             COMPARISON OF TOTAL RETURN OF THE COMPANY, PEER GROUP
                               AND BROAD MARKET

                         1989         1990         1991         1992         1993         1994
- -----------------------------------------------------------------------------------------------
 The Company             100         73.42        101.47       110.20       124.72       124.24
- -----------------------------------------------------------------------------------------------
 S&P 500                 100         96.90        126.43       136.06       149.77       151.45
- -----------------------------------------------------------------------------------------------
 Peer Group (1)(2)       100         67.40        85.58        102.42       118.48       121.71

                       [PASTEUP GRAPH OVER THESE POINTS]





- --------
(1) The Peer Group consists of the following companies in addition to the
    Company: Allied Capital Commercial Corporation, Angeles Mortgage Investment Trust, Angeles Participating Mortgage Trust, Arizona Land Income Corporation, Colonial Properties Trust, California Real Estate Investment Trust, Cousins Properties Incorporated, CV REIT, Inc., Chicago Dock and Canal Trust, Duke Realty Investments, Inc., EastGroup Properties, EQK Realty Investors I, Franklin Real Estate Income Fund, HMG/Courtland Properties, Inc., Income Opportunity Realty Trust, LNH REIT, Inc., Landsing Pacific Fund, Inc., Lexington Corporate Properties, Inc., Metropolitan Realty Corporation, MGI Properties, MIP Properties, Inc., Mortgage and Realty Trust, PMC Commercial Trust, Property Capital Trust, Presidential Realty Corporation, Pennsylvania Real Estate Investment Trust, Pittsburgh & West Virginia Railroad, Resort Income Investors, Inc., RPS Realty Trust, Santa Anita Realty Enterprises, Inc., Transcontinental Realty Investors, Banyan Strategic Realty Trust, Banyan Mortgage Investment Fund, Vanguard Real Estate Fund I, Vanguard Real Estate Fund II, Banyan Short Term Income Trust and Washington Real Estate Investment Trust.
(2) The cumulative total return of the NAREIT indices previously used by the Company are as follows:

                            1989        1990        1991        1992        1993        1994
  -------------------------------------------------------------------------------------------
   NAREIT Equity REITS       100        84.65      114.86      131.62      157.49      162.49
  -------------------------------------------------------------------------------------------
   NAREIT All REITS          100        82.65      112.15      125.80      149.13      150.33

DIRECTORS' FEES

  Directors who are also executive officers of the Company are not separately compensated for their services as directors. Directors who are not executive officers are compensated in accordance with the Company's 1994 Directors' Stock Ownership Plan (the "Directors' Plan"). The Directors' Plan provides for a stock award of 750 Shares to be made to each director annually on the first business day following January 15. A director may elect to be paid a cash substitute rather than all or part of an annual stock award. The cash substitute will equal 90 percent of the value of the Shares for which the director elects the cash substitute.

MANAGEMENT AGREEMENT

  The Company has a management agreement (the "Management Agreement") with Sizeler Real Estate Management Co., Inc. (the "Management Company"). The Management Company is a wholly-owned subsidiary of Sizeler Realty Co. Inc. ("Sizeler Realty"), which is owned by Sidney W. Lassen and members of the families of Mr. Lassen and his wife. Messrs. Lassen, Davidson and Gilluly also serve as executive officers of Sizeler Realty.

  Under the Management Agreement, which was entered into when the Company was organized in October 1986 and has been amended from time to time, the Management Company performs leasing and management services with respect to the operation of all of the Company's properties, including accounting services, collecting rents, making repairs, cleaning and maintenance, advertising and promotion, etc. Upon request of the Company, the Management Company performs or causes to be performed development services in the event the Company desires to construct new projects or renovate or expand existing projects.

  Under the Management Agreement, the annual management fee is paid ratably on a monthly basis and is calculated based upon .65% of the Company's gross investment in real estate at the beginning of each year (as shown on the Company's audited financial statements for the previous year), and is adjusted for acquisitions or dispositions of property during a year, effective upon the date of such acquisition or disposition. At the end of each year, the management fee for that year is adjusted (either upward or downward) by the percentage increase or decrease in the Company's funds from operations per Share compared to the previous year.

  During 1994, the total compensation paid to the Management Company by the Company was $1,813,000. Funds from operations per Share were $1.29 in 1994 and $1.13 in 1993. The Company and the Management Company agreed to make no upward adjustment in the management fee at the end of 1994.

  The Company's By-Laws require that the directors of the Company not affiliated with Sizeler Realty or the Management Company (the "Unaffiliated Directors") determine at least annually that the compensation the Company contracts to pay for management services is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed in the Management Agreement. The determination is to be based upon such factors as the Unaffiliated Directors deem appropriate, including the size of the fee in relation to the size, composition and profitability of the Company's real property interests under management, the rates charged to other REITs and to investors other than REITs by firms performing similar services, the amount of additional revenues realized by such firm and its affiliates for other services performed for the Company's properties under management (including income, conservation or appreciation of capital) and the quality of those properties. The Unaffiliated Directors have approved the compensation paid to the Management Company for the year ended December 31, 1994.

  The Management Agreement is renewable annually by the parties, subject to a determination by a majority of the Unaffiliated Directors that the Management Company's performance has been satisfactory, and subject to the termination rights of the parties. The Management Agreement may be terminated for any reason by either party upon 180 days' written notice.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

  In connection with the Company's acquisition of the improvements at the Westland Shopping Center in Kenner, Louisiana in February 1987, the Company entered into a ground lease with two trusts that own the land, the respective beneficiaries of which are Mr. Lassen's wife and brother-in-law. Under the ground lease, which expires in 2046, the Company pays the owners an annual rental of 8% of gross rental income (i.e., minimum and percentage rents) received from tenants of the center. For the year ended December 31, 1994, total payments by the Company under the ground lease amounted to $51,000.

  The Company leases approximately 14,000 square feet at the Westland Shopping Center to Sizeler Realty where it maintains its principal executive offices. The lease provides for an annual rental of $84,300 plus a proportionate share of the center's operating expenses. The lease provides for an extended initial term expiring January 31, 1997 and for three five-year renewal options.

  In March 1991, the Company purchased a one-half interest in the Southwood Shopping Center, a 40,000-square foot community shopping center in Gretna, Louisiana, from Sizeler Realty Co. (LaPalco), Inc. ("LaPalco"), a wholly owned subsidiary of Sizeler Realty, for $900,000. The Southwood Shopping Center is subject to a ground lease from Sidney W. Lassen and his wife and I. William Sizeler, Mr. Lassen's brother-in-law, and his wife. The ground lease's term runs through March 31, 2031. The rent under the ground lease is 50% of cash flow (after debt service and certain other adjustments described below) up to a maximum of $225,000 and in the event the rental payment shall reach $225,000 in any year, it shall remain fixed at $225,000 for each year thereafter. For 1994, there were no payments due under the ground lease. The Company and LaPalco each contributed their one-half interests in the Southwood Shopping Center to a partnership. Under the terms of the partnership agreement, the Company is to receive a preferential return equal to 11.25% of (i) its initial contributions to the partnership (valued at $900,00) plus (ii) any subsequent contributions less (iii) any distributions to the Company from sums available from sale or refinancing. Profit and loss allocations after this preferential allocation and the distribution of a like sum to LaPalco will be based on respective ownership interests. Payments of rent under the ground lease are subordinate to payment of the Company's preference. LaPalco is the primary obligor on a mortgage note payable, whose principal balance was approximately $1,368,000 on December 31, 1994, maturing in March 1999, secured by the Southwood Shopping Center, guaranteed by Sizeler Realty, which LaPalco is obligated to satisfy out of its partnership distributions or other sources. In the event of a sale of the Southwood Shopping Center, proceeds would be distributed as follows: first, to the Company in the amount of any unpaid preferential return plus the amount of its contributions; second, to LaPalco in an amount equal to the greater of the amount distributed to the Company or the amount of financing still outstanding; and finally, to the partners in accordance with their respective interests.

  The Company, directly or through wholly-owned subsidiaries, owns its interests in the Southland Mall, North Shore Square Mall, Delchamps Plaza, Steeplechase Apartments, Garden Lane Apartments, Georgian Apartments and Magnolia Place Apartments through seven separate partnerships in which the Company has a 99% interest and its partner a 1% interest. In each case, its partner is a wholly-owned subsidiary of Sizeler Realty.

  Thomas A. Masilla, Jr., Vice-Chairman and a director of the Company, served as a consultant to the Company and Sizeler Realty during 1994.

  For information concerning the compensation by the Company of the Management Company pursuant to the Management Agreement and the affiliation of certain Company directors and officers with the Management Company and its parent company, Sizeler Realty, see "Management Agreement."

                                2. OTHER MATTERS

  The directors know of no business to be brought before the Meeting other than as set forth above. If, however, any other business should properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their best judgment on such matters.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  Ernst & Young LLP has audited the books of the Company since its organization. The Board of Directors has not yet appointed a firm to act as auditors for the fiscal year ending December 31, 1995. A representative of Ernst & Young LLP is expected to be present at the Meeting and will have an opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions.

                       STOCKHOLDER PROPOSALS FOR THE 1996
                         ANNUAL MEETING OF STOCKHOLDERS

  Stockholder proposals must be received by the Company at its office at 2542 Williams Boulevard, Kenner, Louisiana 70062 no later than December 4, 1995, in order to be considered for inclusion in the Company's proxy materials for the 1996 Annual Meeting of Stockholders.

                                          By Order of the Board of Directors

                                          JOHN J. GILLULY, JR.
                                          Vice-President and Secretary

                        SIZELER PROPERTY INVESTORS, INC.
                             2542 WILLIAMS BOULEVARD
                             KENNER, LOUISIANA 70062

P                       THIS PROXY IS SOLICITED ON BEHALF
                            OF THE BOARD OF DIRECTORS
R
       The undersigned hereby appoints SIDNEY W. LASSEN, THOMAS S.
O DAVIDSON, and JOHN J. GILLULY, JR., and each or any of them, Proxies for the undersigned, with full power of substitution, to
X vote all shares of Common Stock, par value $.01 per share, of Sizeler Property Investors, Inc. (the "Company"), which the
Y undersigned would be entitled to vote at the Annual Meeting of Stockholders, to be held at the City Club of New Orleans, 1515 Poydras Street, New Orleans, Louisiana, on Thursday, May 11, 1995, at 10:00 a.m., New Orleans time, or any adjournment thereof, and directs that the shares represented by this Proxy shall be voted as indicated below:

       1. ELECTION OF DIRECTORS: Election of the two nominees listed below to serve until the annual meeting of stockholders in 1998 and until their successors are duly elected and qualified.

                    Harold B. Judell and Richard L. Pearlstone

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. THE BOARD OF DIRECTORS FAVORS A VOTE FOR THE PROPOSAL ABOVE. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1.

                 (Continued and to be signed on the reverse side)

  SEE
REVERSE
 SIDE

/X/ Please mark your             SHARES IN YOUR NAME         REINVESTMENT SHARES
    votes as in this
    example.


                 FOR all nominees listed        WITHHOLD AUTHORITY
               below (except as marked to    to vote for all nominees
                  the contrary below)              listed below

1. ELECTION OF                       2. In their discretion, the Proxies are
   DIRECTORS:                           authorized to vote upon such other
   See Reverse                          business as may properly come
   Side.                                before the meeting or any
                                        adjourments thereof.

  For, except vote withheld from the following nominees(s):


  --------------------




  SIGNATURE(S)                                 DATE
              -------------------------------      ------

  SIGNATURE(S)                                 DATE
              -------------------------------      ------
  NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.